Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100409 on Form S-3 and Registration Statements No. 333-51458, No. 333-08992, No. 333-38455, No. 333-04609, No. 333-112103, No. 33-53988, No. 33-19662, No. 2-87376, No. 33-33566, and No. 333-91389 on Form S-8 of Ault Incorporated and Subsidiaries of our report dated August 18, 2003 (October 4, 2005, as to the information for the year ended June 1, 2003, in Note 2), relating to the consolidated financial statements and financial statement schedule appearing in this Annual Report on Form 10-K/A (Amendment No. 1 to Form 10-K) of Ault Incorporated and Subsidiaries for the year ended May 29, 2005.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
January 9, 2006